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                                                                  EXHIBIT 99.1



[UNIVERSAL AMERICAN                                           [PHARMACARE LOGO]
FINANCIAL CORP. LOGO]


           UNIVERSAL AMERICAN AND CVS CORPORATION'S PHARMACARE PBM
                   ANNOUNCE A STRATEGIC ALLIANCE TO PROVIDE
                   MEDICARE PART D PRESCRIPTION DRUG PLANS
           --------------------------------------------------------

RYE BROOK, N.Y.-- March 23, 2005 -- Universal American Financial Corp. ("Universal American") (NASDAQ:UHCO) and PharmaCare Management Services, Inc. ("PharmaCare"), CVS Corporation's (NYSE:CVS) pharmacy benefit management company, announced today that they have established a strategic alliance to offer Medicare Part D Prescription Drug Benefit Plans ("PDPs"). Universal American's insurance subsidiaries have filed applications with the Centers for Medicare and Medicaid Services ("CMS") to become a PDP sponsor in a minimum of 21 regions encompassing 29 states. PharmaCare, a leading pharmacy benefit manager, will provide comprehensive pharmacy benefit management services to the Universal American companies in these regions. The products will be sold by the Universal American field force which consists of approximately 2,000 career agents who work through the Universal American Senior Solutions(R) program, as well as approximately 29,000 independent agents who specialize in the sale of Medicare supplement products. As part of the strategic alliance, CVS will assist in marketing the products through its 5,400 CVS/pharmacy stores, subject to the CMS guidelines.

"We believe that our alliance with PharmaCare and CVS is an ideal way for us to participate in the long-awaited prescription drug insurance program. PharmaCare brings the PBM experience and expertise that we need to make this program work, while our ability to market our products through CVS/pharmacy, with more locations throughout the country than any other pharmacy, will greatly augment the program's exposure. We look forward to introducing these needed products to the market as part of our continuing commitment to offering to Medicare beneficiaries a broad portfolio of health benefit solutions. We believe that our field force, coupled with CVS/pharmacy stores, positions us to successfully distribute this product line," said Richard A. Barasch, Universal American's Chairman and Chief Executive Officer.


"PharmaCare is very pleased to partner with Universal American. Our partnership allows us to provide Medicare beneficiaries and employers throughout the country high quality, cost effective solutions unmatched in the industry. In addition, this partnership allows us to leverage our existing capabilities to serve the Part D needs of managed care," said Greg Weishar, President and CEO of PharmaCare.


The CMS-approved plans will take effect January 1, 2006. Companies must file initial applications with CMS by March 23, 2005, and qualified applicants will be required to submit plan bids by June 6, 2005. CMS expects to award contracts by early September 2005.


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About Universal American Financial Corp.


Universal American Financial Corp. is a specialty health and life insurance holding company. Through our family of companies, we offer a broad array of health insurance and managed care products and services, primarily to the growing senior population. Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index. For more information on Universal American, please visit our website at www.uafc.com.


About PharmaCare Management Services Inc.


PharmaCare is one of the largest pharmaceutical benefit management companies in the country. PharmaCare helps large employers, managed care organizations, insurance companies, unions and government agencies make cost-effective drug decisions for over 30 million Americans. The company's comprehensive PBM services include fully integrated, state-of-the art mail service pharmacies and the largest specialty operation in the country. PharmaCare fills prescriptions at more than 56,800 retail pharmacies located in all 50 states, and in nearly every city. PharmaCare is a wholly owned subsidiary of CVS Corporation (NYSE:CVS).


About CVS

CVS is America's #1 retail pharmacy, operating over 5,400 retail and specialty pharmacy stores in 36 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy(R) stores; its online pharmacy, CVS.com(R); and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare(R). General information about CVS is available through the Investor Relations portion of the Company's website, at http://investor.CVS.com, as well as through the press room portion of the Company's website, at www.cvs.com/pressroom.


Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Universal American's ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.


CONTACT:          Universal American Financial Corp.
                  Robert A. Waegelein, 914-934-8820
                  or
                  INVESTOR RELATIONS COUNSEL:
                  The Equity Group Inc.
                  Linda Latman, 212-836-9609
                  Robert Greenberg, 212-836-9611
                  www.theequitygroup.com

                  PharmaCare Management Services, Inc.
                  Lisa Bowen, Director of Marketing
                  401-334-0069 ext. 7985
                  lmbowen@pharmacare.com


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